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                                                                Exhibit 4(g)

                   AGREEMENT PURSUANT TO ITEM 601(b)(4)(iii)
                               OF REGULATION S-K


       The Registrant hereby undertakes and agrees to furnish to the Securities and Exchange Commission upon request a copy of any instrument relating to, or defining the rights of the holders of, any long-term debt of the Registrant and/or its subsidiaries, a copy of which has not been filed in reliance upon
Item 601(b)(4)(iii)(A) of Regulation S-K or which, although previously filed, shall have become stale in the sense of Item 10(d) of Regulation S-K or which shall have been disposed of by the Commission pursuant to its Record Control Schedule. This Agreement and undertaking is intended to be effective with respect to Registrant's Long-term Debt instruments whether securities have been issued thereunder or are yet to be issued thereunder.




Date:   March 14, 1997

                                   By: /s/ Benjamin W. Rawlins, Jr.
                                       _____________________________________
                                             Benjamin W. Rawlins, Jr.
                                       Chairman and Chief Executive Officer